Exhibit 23.03

                Consent of Independent Certified Public Accountants
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The Board of Directors
Aetna Life and Casualty Company:

We consent to the use of our report dated February 7, 1995, except as to Note 16, which is as of December 6, 1995, with respect to the combined balance sheet of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries as of December 31, 1994, and the related combined statements of income, shareholder's equity and cash flows for the year then ended, which report appears in the Current Report on Form 8-K filed by Travelers Group Inc. ("Travelers") on January 19, 1996, as amended by the Current Report on Form 8-K/A-1 filed on February 6, 1996, incorporated by reference in the registration statement of Travelers on Form S-4 relating to Travelers' offer to exchange up to $100,000,000 in aggregate principal amount of its 6 1/4% Notes due December 1, 2005 which have been registered under the Securities Act for any and all of its outstanding 6 1/4% Notes due December 1, 2005.

We consent to the reference to our firm under the heading "Experts" in the registration statement of Travelers on Form S-4.


                                             /s/ KPMG Peat Marwick LLP






Hartford, Connecticut
February 6, 1996